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                                                                Exhibit (d)(9)


                  PH CASINO RESORTS AND PINNACLE ENTERTAINMENT
                           TERMINATE MERGER AGREEMENT

GLENDALE, Calif., Jan 23, 2001 -- Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that PH Casino Resorts, Inc. ("PHCR") and Pinnacle Acquisition Corporation ("PAC"), affiliates of Colony Capital, LLC, have notified the Company that PHCR and PAC do not intend to extend the previously announced January 31, 2001 outside termination date, as provided in the merger agreement among the Company, PHCR and PAC. Accordingly, the Company, PHCR and PAC have mutually agreed that the merger agreement and all related transaction documents have been terminated.

About Pinnacle Entertainment
Pinnacle Entertainment is a diversified gaming Company that owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area.

(The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Pinnacle Entertainment. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) obtaining and retaining gaming licenses and regulatory approvals,
(b) changes in the gaming markets in which Pinnacle Entertainment operates, and
(c) other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the SEC, including the Company's Annual Report on Form 10-K and Pinnacle Entertainment's other filings with the SEC. Pinnacle Entertainment undertakes no obligation, and specifically declines any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.)

SOURCE:  Pinnacle Entertainment, Inc.

CONTACT: Paul Alanis, President & CEO, or Bruce Hinckley, CFO, both of Pinnacle Entertainment, Inc., 818-662-5900, or General, Haris Tajyar, 310-442-0599, or Analysts, Kathy Brunson, 312-266-7800, both of The Financial Relations Board